EXHIBIT 99.1

News Release	For Release July 27, 2006
CONTACTS:	6 a.m. Eastern Time
Patty Frank, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685
Kendle Reports Second Quarter 2006 Earnings
•	EPS of $0.29 for second quarter 2006 up 190% from $0.10 during the same period a year ago

•	Record net service revenues of $62.1 million represent a 24% increase over second quarter 2005

•	New business awards a strong $84 million

•	$350 million in total business authorizations an all-time Company high
CINCINNATI, July 27, 2006 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported second quarter 2006 financial results.
Net service revenues for second quarter 2006 were $62.1 million, an increase of 24 percent over net service revenues of $50.0 million for second quarter 2005. Earnings per share of $0.29 for the second quarter of 2006 compares favorably to the $0.10 per share reported for the second quarter 2005. Earnings for second quarter 2006 included a charge of $0.06 per share to provide additional services to resolve non-medical customer concerns over one study, as well as $0.03 for annual, fully-vested, stock option grants as part of director compensation. Earnings for second quarter 2005 included a one-time, non-cash charge of approximately $0.09 to reflect the write-off of a deferred state income tax asset. Excluding these items, pro forma EPS was $0.39 for the quarter, up from pro forma EPS of $0.19 in the second quarter of last year.
Income from operations for second quarter 2006 was approximately $6.4 million, or 10 percent of net service revenues, compared to income from operations of approximately $3.7 million in second quarter 2005. Net income for the quarter was approximately $4.3 million, or $0.29 per diluted share, compared to net income of $1.4 million, or $0.10 per share, in second quarter 2005.
New business awards were $84 million for second quarter 2006. Contract cancellations for the quarter were $17 million. Total business authorizations, which consist of signed backlog and verbally awarded business, totaled $350 million at June 30, 2006.
Net service revenues by geographic region for the second quarter were 60 percent in the Americas, 37 percent in Europe and 3 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 29 percent of net service revenues for second quarter 2006 compared to 34 percent of net service revenues for second quarter 2005.
Reimbursable out-of-pocket revenues and expenses were $19.8 million for second quarter 2006 compared to $11.2 million in the same quarter a year ago.

Cash flow from operations for the quarter was a positive $4.4 million. Cash and marketable securities totaled $50.1 million, including $240,000 of restricted cash. Days sales outstanding in accounts receivable were 47 and capital expenditures for second quarter 2006 totaled $2.5 million.
Net service revenues for the six months ended June 30, 2006, were $121.8 million compared to net service revenues of $97.7 million for the six months ended June 30, 2005. Earnings per share of $0.62 for the six months ended June 30, 2006, compares favorably to the $0.26 per share reported for the first six months of 2005. Pro forma EPS, excluding the additional services and director stock options in 2006 and the write-off of deferred state taxes in 2005, as discussed above, was $0.72 for year-to-date 2006 versus $0.35 for the same period last year.
Net service revenues by geographic region for the six months ended June 30, 2006, were 60 percent in the Americas, 37 percent in Europe and 3 percent in the Asia/Pacific region. The top five customers based on net service revenues accounted for 30 percent of net service revenues for the first half of 2006 compared to 36 percent of net service revenues for the first half of 2005.
Income from operations for the six months ended June 30, 2006, was approximately $13.7 million, or 11 percent of net service revenues, compared to income from operations of approximately $6.5 million, or 7 percent of net services revenues, in the first six months of 2005.
Cash flow from operations for the six months ended June 30, 2006, was a positive $7.4 million. Capital expenditures for the six-month period totaled $4.3 million.
Looking ahead, Dr. Kendle said “We continue to make significant strides in implementing our Kendle 500 global growth strategy and remain on schedule for closing of the Charles River Laboratories Clinical Services acquisition in the third quarter. We are excited about the enhanced global capability and value we will offer our customers and shareholders through our expanded organization.”
Kendle will host its second quarter 2006 conference call on July 27, 2006, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on August 25, 2006.
About Kendle
Kendle International Inc. (Nasdaq: KNDL) is among the world’s leading global clinical research organizations. We deliver innovative and robust clinical development solutions — from first-in-human studies through market launch and surveillance — to help the world’s biopharmaceutical companies maximize product life cycles and grow market share. Our global clinical development business is focused on five regions — North America, Europe, Asia/Pacific, Latin America and Africa — to meet customer needs. We have conducted clinical trials or provided regulatory, pharmacovigilance and validation services in 70 countries.
In May 2006, Kendle announced the signing of a definitive agreement to acquire the Phase II-IV Clinical Services business of Charles River Laboratories International, Inc.

(NYSE: CRL), creating the world’s fourth largest provider of Phase II-IV clinical development services. The transaction is expected to close in the third quarter of 2006.
Additional information and investor kits are available upon request from Kendle, 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.
Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company’s business, are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company’s ability to manage growth and to continue to attract and retain qualified personnel, the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, the Company’s ability to penetrate new markets, the fixed price nature of contracts and cost overruns, the loss, cancellation or delay of contracts, the ability to maintain existing customer relationships or enter into new ones, the Company’s sales cycle, the effects of exchange rate fluctuations, risks related to non-US operations and other factors described in the Company’s filings with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of July 27, 2006. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
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Kendle International Inc.
Condensed Consolidated Statement of Income
(In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		December 31,
	2006	2005	2006	2005
Net service revenues	$62,086	$49,965	$121,839	$97,652
Reimbursable out-of-pocket revenues	19,835	11,153	37,277	22,071

Total revenues	81,921	61,118	159,116	119,723

Costs and expenses:
Direct costs	33,956	27,152	64,780	52,878
Reimbursable out-of-pocket costs	19,835	11,153	37,277	22,071
Selling, general and administrative expenses	19,956	17,042	39,841	33,896
Depreciation and amortization	1,778	2,119	3,544	4,377

Total costs and expenses	75,525	57,466	145,442	113,222

Income from operations	6,396	3,652	13,674	6,501

Other income (expense):
Interest expense	(51)	(141)	(114)	(288)
Interest income	629	258	1,180	440
Other	(166)	92	(394)	293
Gain on debt extin uishment	—	—	—	300

Income before income taxes	6,808	3,861	14,346	7,246

Income taxes	2,518	2,419	5,157	3,659

Net income	$4,290	$1,442	$9,189	$3,587

Income per share data:
Basic:

Net income per share	$0.30	$0.11	$0.64	$0.27

Weighted average shares outstanding	14,329	13,329	14,254	13,301

Diluted:

Net income per share	$0.29	$0.10	$0.62	$0.26

Weighted average shares outstanding	14,817	13,783	14,754	13,713

Reconciliation of adjusted income from operations:

Income from operations	6,396	3,652	13,674	6,501
Annual directors stock-based compensation	734	—	734	—
Additional study services	1,513	—	1,513	—
Write-off of deferred state taxes	—	—	—	—

Adjusted income from operations (1)	8,643	3,652	15,921	6,501

Reconciliation of adjusted net income:

Net income	4,290	1,442	9,189	3,587
Annual directors stock-based compensation (net of tax)	466	—	466	—
Additional study services (net of tax)	961	—	961	—
Write-off of deferred state tax asset	—	1,181	—	1,181

Adjusted net income (1)	5,717	2,623	10,616	4,768
Adjusted net income per share (1)
Basic	$0.40	$0.20	$0.74	$0.36
Diluted	$0.39	$0.19	$0.72	$0.35

(1)	Each of the “adjusted income operations,” “adjusted net income,” and “adjusted net income per share” (i) are measures of performance that are not required by, or presented in accordance with, GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of GAAP results.

Kendle International Inc.
Selected Balance Sheet Information
(In thousands)
(Unaudited)

	June 30, 2006	December 31, 2005
Cash, cash equivalents and marketable securities (including restricted cash)	$50,145	$48,755

Net Receivables	42,917	33,154

Total assets	203,793	184,759

Bank borrowings	—	3,839

Shareholders’ equity	138,337	122,504